Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications

Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)

(610) 941-4020	Brad Miles ext. 17 (media inquiries)

www.genaera.com	(212) 477-9007

Genaera Regains Full Compliance with NASDAQ Listing Requirements

Plymouth Meeting, PA, June 4, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced that it has regained full compliance with the listing requirements of the NASDAQ SmallCap Market.

On June 3, 2003, Genaera received a letter from NASDAQ Listing Qualifications Staff stating that it had recently demonstrated full compliance with NASDAQ Marketplace Rule 4310(c)(8)(D) and that all related listing matters are closed. In accordance with Marketplace Rule 4310(c)(8)(D), Genaera was required to achieve a closing bid price of $1.00 or greater for a minimum of 10 consecutive trading days prior to September 18, 2003. On May 19, 2003, Genaera’s common stock bid price closed at $1.36 per share, and during the remainder of 10 consecutive trading days the closing bid price ranged from $1.17 to $1.94. As a result, Genaera’s common stock will continue to be quoted on the NASDAQ SmallCap Market, provided the Company continues to satisfy the continued listing requirements.

“This is one important step in our process of rebuilding value for Genaera stockholders in 2003,” commented Roy C. Levitt, President and Chief Executive Officer. “We are delighted to once again be back in full compliance with NASDAQ listing requirements. We believe our improved valuation reflects a greater realization of the potential value of our programs by the investment community, along with our stronger balance sheet, and control of our burn rate. Genaera remains committed to taking the necessary steps to control costs, while advancing our programs through success-based investments. From this stronger position, we can focus our activities on seeking strategic transactions to grow our business, while advancing and more fully realizing the inherent value of our development programs.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.